Exhibit 21


               ILLINOIS CENTRAL CORPORATION
              SUBSIDIARIES OF THE REGISTRANT
                  AS OF DECEMBER 31, 1993


Name                    Place of Incorporation

Subsidiaries included
 in the financial
 statements, which
 are 100% owned:

Illinois Central
 Railroad Company            Delaware
IC Financial Services
 Corporation                 Delaware


Subsidiaries that are
 100% owned by Illinois
 Central Railroad Company:

Chicago Intermodal Company   Delaware
Kensington and Eastern
 Railroad Company            Illinois    Mississippi Valley
 Corporation                 Delaware
Waterloo Railroad Company    Delaware

Subsidiaries that are 100%
 owned by IC Financial
 Services Corporation:

IC Leasing Corporation I     Nevada
IC Leasing Corporation II    Nevada
IC Leasing Corporation III   Nevada